Exhibit 99.1

Recent Developments

In September 2013 we transitioned 15 of our skilled nursing facilities, or SNFs, in Missouri, representing 5.9% of our contractual rent as of June 30, 2013, that had been operated by Benchmark to new operators. Eleven of these properties are now triple-net leased to Fundamental, a new operator relationship for us which now operates 103 facilities in 13 states, and the remaining four properties are now triple-net leased to Daybreak, which now operates 69 facilities in 2 states. Contractual rents under the Benchmark leases for all of 2013 totaled $7.6 million and scheduled rents for 2014 under our new leases totals $7.5 million. We have not completed our normal quarter-end closing and review procedures for the three months ended September 30, 2013, but we anticipate a $2.7 million non-cash write off of straight-line rents during the quarter as a result of the termination of the Benchmark leases. In addition, we currently have outstanding rent and note obligations from Benchmark of $3.3 million and $1.2 million, respectively. We are currently pursuing our remedies with respect to these outstanding obligations and, as part of our quarter-end closing and review procedures, we will evaluate whether and, if so, to what extent we may reserve against these amounts.

Presentation of Non-GAAP Financial Information

For the twelve months ended June 30, 2013, our Acquisition-Adjusted Revenues, Acquisition-Adjusted EBITDA and Adjusted EBITDA were $140.0 million, $127.4 million and $118.2 million, respectively. For the twelve months ended June 30, 2013, our revenues and net income were $130.8 million and $0.9 million, respectively. Acquisition-Adjusted Revenues, Acquisition-Adjusted EBITDA and Adjusted EBITDA are financial measures that are derived on the basis of methodologies other than in accordance with United States generally accepted accounting principles (“GAAP”). We derive these “non-GAAP” financial measures as follows:

•	Acquisition-Adjusted Revenues represents revenues, as adjusted to give effect to the full year impact of acquisitions and other investments and dispositions that occurred during the twelve month period ended June 30, 2013 and from June 30, 2013 through the date hereof, which we calculate by adding an amount equal to the rental income that would have been earned (based on leases in place as of the date hereof) prior to the acquisition of properties acquired and other investments made in the twelve month period ended June 30, 2013 and eliminating any rental income from properties disposed of during twelve month period ended June 30, 2013 and from June 30, 2013 through the date hereof. Acquisition-Adjusted Revenues does not take into account potential adjustments for tenant recoveries associated with such acquisitions, investments and dispositions and does not purport to represent a pro forma presentation in accordance with Regulation S-X as promulgated by the Securities and Exchange Commission (“SEC”).

•	Acquisition-Adjusted EBITDA represents Adjusted EBITDA adjusted to take into account the difference between revenues and Acquisition-Adjusted Revenues.

•	Adjusted EBITDA represents EBITDA (net income before interest expense (net) and depreciation and amortization) before impairment of assets, gain (loss) on sale of assets, transaction costs, write off of straight-line rents, non-cash stock-based compensation, loss on extinguishment of debt, reserves for uncollectible loan receivables and change in fair value of derivatives.

We offer these measures to assist the users of our financial statements in assessing our financial performance and liquidity under GAAP, but these measures are non-GAAP measures and should not be considered measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP, nor are they indicative of funds available to fund our cash needs, including our ability to make payments on our indebtedness. In addition, our calculations of these measures are not necessarily comparable to similar measures as calculated by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors should not rely on these measures as a substitute for any GAAP measure, including revenues or net income. For a reconciliation of Adjusted EBITDA to net income, please refer to our Form 10-Q for the quarter ended June 30, 2013 and other filings we make with the SEC.